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                                                                   EXHIBIT 10.14

                        MANUFACTURE AND SUPPLY AGREEMENT


     This MANUFACTURE AND SUPPLY AGREEMENT (the "Agreement"), effective as of December 19, 1996 (the "Effective Date"), is entered into by and between ADVANCED CORNEAL SYSTEMS, INC., a California corporation having its principal place of business at 15279 Alton Parkway, Suite 100, Irvine, California 92618 ("ACS"), and PRIMA PHARM, INC., a California corporation having its principal place of business at 3443 Tripp Court, Suite A, San Diego, California 92121 ("Prima Pharm").

                                    RECITALS

     WHEREAS, ACS is in the business of discovering, developing, and commercializing products and technology useful in the treatment and prevention of irregularities, malformations, and diseases of the eye; and

     WHEREAS, ACS has developed proprietary technology using the enzyme Hyaluronidase (as defined below) to correct vision, and desires to have Prima Pharm manufacture a Product containing Hyaluronidase suitable for human use; and

     WHEREAS, Prima Pharm has the manufacturing facilities and technical expertise to manufacture the Product in conformance with the specifications provided in Exhibit B attached hereto; and

     WHEREAS, ACS desires to purchase from Prima Pharm, and Prima Pharm desires to sell to ACS, the Product, on the terms and conditions set forth below.

     NOW, THEREFORE, ACS and Prima Pharm agree as follows:

                             ARTICLE - DEFINITIONS

     1.1 Definitions. The following capitalized and underlined terms shall have the following meanings when used herein;

          1.1.1 "Affiliate" shall mean any corporation, association, company, organization or other entity which directly or indirectly controls, is controlled by, or is under common control with a party. For the purpose of this definition, the term "control" shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting power of the subject entity.

          1.1.2 "Bulk Material" shall mean that material containing Hyaluronidase obtained by Prima Pharm.

          1.1.3 "Delivery Point" shall mean Prima Pharm's facility located at the address written above.
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            1.1.4 "FDA" shall mean the United States Food and Drug
Administration, any successor agency thereto, and any foreign equivalent thereof.

            1.1.5 "GMP" shall mean the current Good Manufacturing Practices as prescribed by applicable FDA regulations, as may be amended from time to time during the term hereof, and any foreign equivalent thereto which relates to manufacture, distribution, or sale of Products in a foreign country.

            1.1.6 "Hyaluronidase" shall mean that enzyme that catalyzes the breakdown of hyaluronic acid, which enzyme is produced by recombinant means or extracted from mammalian tissue and conforms to the specification set forth in Exhibit A.

            1.1.7 "Product" shall mean a lyophilized composition containing Hyaluronidase as the active ingredient, such composition being capable of being reconstituted into a liquid formulation which may then be administered to the eye(s) of a patient in order to effect reshaping of the patient's cornea(s) or reversibly liquefy the patient's vitreous humor, and which conforms to the specifications set forth on Exhibit B attached hereto, as may be amended from time to time.

            1.1.8 "U.S. Pharmacopoeia" or "U.S.P." shall mean the compendium of pharmaceutical standards published by the United States Pharmacopeial Convention, Inc., as may be updated from time to time during the term hereof.

            1.1.9 "Unit" means an International Unit of Hyaluronidase activity, which corresponds to the hydrolysis of muccopolysaccharides such as hyaluronic acid, as described by U.S.P. Biozyme Laboratories, Ltd., or as stated in analytical procedures supplied by ACS to Prima Pharm from time to time.

      1.2 Rules of Construction. AS used in this Agreement, all defined terms used in the singular shall include the plural, and vice versa, as the context may require. The words "hereof," "herein," and "hereunder" and other words of similar import refer to this Agreement as a whole. The word "including" when used herein is not intended to be exclusive and instead shall mean "including, without limitation," unless otherwise indicated. The descriptive Article, Section, and Paragraph numbers and headings are used for convenience and reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement. This Agreement has been negotiated by the parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any rules of construction relating to which party drafted the Agreement being applied in favor or against either party.



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                           ARTICLE 2 -- BULK MATERIAL

      2.1   Supply.

            2.1.1 Obtaining Bulk Material. During the term of this Agreement, Prima Pharm shall use its best efforts to obtain, and shall obtain either from a third party manufacturer acceptable to and first approved in writing by ACS or by itself manufacturing, a supply of Bulk Material sufficient to enable production of Products in order to meet ACS's purchase requirements, as provided in Article 4, such Bulk Material to meet the specifications listed in Exhibit A with respect thereto and any and all applicable U.S.P. requirements then in effect.

            2.1.2 Payment. ACS agrees that it will pay for Bulk Material ordered by Prima Pharm from a third party manufacturer. Prima Pharm shall provide ACS with any invoice with regard to Bulk Material ordered by Prima Pharm within five (5) days of receipt of the invoice, and ACS, at its option, shall pay those amounts due pursuant to the invoice directly to the third party manufacturer, or provide such payment to Prima Pharm, which will then immediately forward such payment to the third party manufacturer. ACS also reserves the right to at any time enter into a supply agreement with a third party in respect of Bulk Material, in which event ACS shall become responsible for the supply of Bulk Material and Prima Pharm shall be relieved of its obligations under Paragraph 2.1.1, following receipt of notice from ACS to such effect.

      2.2 Specifications. During the term of this Agreement, ACS shall be responsible for developing, updating, and testing any additions to or modifications of the specifications and/or formulation of the Product. Prima Pharm shall have the right to propose any reasonable change(s) to such specifications or formulation, provided that implementation of any such change(s) shall be subject to the prior written approval of ACS. As of the Effective Date, specifications for Bulk Material and the Product are as listed in attached Exhibit B. Exhibit B will be updated at the time any change to specification for the Product are implemented in accordance with this Section 2.2.


                        ARTICLE 3 -- PROCESS DEVELOPMENT
                               AND MANUFACTURING


      3.1   Process Development.

            3.1.1 Prima Pharm's Obligations. In conjunction with ACS, Prima Pharm shall promptly design, develop, and implement a formulation and lyophilization process acceptable to ACS and which results in the production of a Product meeting the specifications listed in Exhibit B (the "Process"). Prima Pharm shall be responsible for obtaining supplies of raw materials and constituents for the Product and any related equipment necessary to manufacture and supply the Product in accordance with the terms of this Agreement. Prima Pharm shall perform its obligations hereunder using employees with proper training and skill in accordance with GMPs and the Product specifications as provided in Exhibit B or otherwise then in effect.


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          3.1.2  Suppliers.  During the term of this Agreement, Prima Pharm will purchase or otherwise acquire raw materials and constituents for the Product only from vendors listed on a mutually agreed approved vendor list ("AVL"). In the event Prima Pharm wishes to add a vendor to the AVL, ACS must first consent in writing, and ACS reserves the right from time to time to review, inspect, or otherwise evaluate a proposed or existing vendor and their corresponding constituent(s) incorporated into the Product.

          3.1.3 Initial Lot. On or before April 1, 1997, Prima Pharm shall produce and provide to ACS four (4) to six (6) initial lots of Product consisting of one thousand (1,000) vials of each of the following: (i) eight thousand (8,000) Units of Hyaluronidase per vial; and (ii) eleven thousand (11,000) Units of Hyaluronidase per vial, to validate the Process, which Product shall meet the specifications therefor and all applicable U.S.P. requirements. In addition, Prima Pharm shall concurrently provide to ACS (i) a detailed written report acceptable to ACS describing the Process used, including copies of all GMP documentation relating thereto, (ii) a full chemical analysis of such Product, and (iii) such other information as ACS may reasonably request or which is needed to support ACS's submission to the FDA with respect to the Product. Within thirty (30) days of accepting the foregoing information and the initial lot and in accordance in Article 5, ACS shall pay Prima Pharm a mutually agreed upon price in U.S. dollars.

          3.4.4 Scale Up. Upon receipt of notice of ACS's acceptance of the initial lot which yields those vials of Product produced in accordance with Paragraph 3.1.3, Prima Pharm shall promptly begin scale-up of the Process to demonstrate that commercially practicable yields of Product can be achieved with the Process so as to meet ACS's Product requirements. On or before July 1, 1997, Prima Pharm shall provide to ACS (i) a written report confirming the use of the Process to successfully make at least three (3) consecutive lots of seven thousand (7,000) vials of Product containing eleven thousand (11,000) Units of Hyaluronidase for corneaplasty and seven thousand (7,000) vials of Product containing eight thousand (8,000) Units of Hyaluronidase for use in the vitreous humor, in each case meeting all U.S.P. requirements, (ii) a full chemical analysis of each such lot of Product, (iii) a one hundred (100) vial sample from each such lot of Product, and (iv) such other information as ACS may reasonably request. Within sixty (60) days following receipt of such report, analysis, and information, ACS shall notify Prima Pharm whether the development of the Process is complete. In the event that ACS notifies Prima Pharm that further development of the Process is required, the parties shall confer to determine what further development activities are necessary, and the compensation, if any, that Prima Pharm shall receive for such development.

          3.1.5 Progress Reports. From the Effective Date until the completion of Process development and scale-up in accordance with Paragraphs 3.1.1, 3.1.3, and 3.4.4, Prima Pharm shall provide ACS with monthly written progress reports, within ten (10) days following the end of each month. Such reports shall describe Prima Pharm's activities with respect to Process development in the preceding month.

          3.1.6 Process Development Documentation. Prima Pharm shall prepare and maintain in good scientific manner detailed written records regarding the activities performed pursuant to Paragraphs 3.1.3 and 3.1.4. Such records shall include, without limitation, each


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formulation lyophilized relating to Hyaluronidase and the corresponding results, and a detailed description of each invention or discovery made in connection with the development and scale-up of the Process. Upon ACS's written request, Prima Pharm shall promptly provide copies of such records to ACS.

     3.2 Manufacturing. During the term of this Agreement and following completion of process development and scale-up of the Process as provided in
Section 3.1, Prima Pharm shall manufacture quantities of Product sufficient to meet ACS's requirements for Product Units ordered hereunder in accordance with GMPs then in effect.

            ARTICLE 4 - REGULATORY COMPLIANCE AND QUALITY ASSURANCE

     4.1  Drug Master File. Upon ACS's request, Prima Pharm shall provide to
ACS a drug master file for Hyaluronidase, and shall assist ACS, at ACS's expense, in preparing any addendum thereto in respect of Products made using the Process and which shall contain all information necessary to comply with FDA, U.S. Environmental Protection Agency, and all U.S. and European Pharmacopoeia standards with respect to the Process and Product. Within thirty (30) days of ACS's receipt of the drug master file, it shall notify Prima Pharm of its acceptance of such file or that the file is unacceptable in the form presented, identifying the deficiencies. In the event the drug master file is unacceptable, Prima Pharm agrees to assist ACS, at ACS's expense, in correcting any deficiencies identified by ACS.

     4.2 Audit Rights. ACS shall have the right to review and audit Prima Pharm's records and facilities relating to the development of the Process and production of Products on an ongoing basis to evaluate and monitor: (i) the feasibility of scaling-up the Process to obtain commercially practicable yields and thereafter to assure GMP compliance, (ii) Prima Pharm's compliance with governmental standards in the U.S. and abroad, and (ii) Prima Pharm's performance of its obligations under this Agreement. At ACS's election, any such reviews and/or audits may be performed by a third party consultant designated by ACS, subject to the execution of a reasonable confidentiality agreement between Prima Pharm and such consultant. Prima Pharm agrees to promptly provide ACS (or ACS's consultant) with all information and/or access to Prima Pharm's facilities as they may request.

     4.3 Subcontracts. Prima Pharm shall not subcontract any aspect of the Process or production of the Product from Bulk Material without ACS's prior written consent. In the event that Prima Pharm wishes to subcontract any portion of its obligations hereunder, Prima Pharm shall notify ACS of the proposed subcontractor and the work to be performed by such subcontractor. ACS shall approve or disapprove such proposed subcontractor within thirty (30) days. Each approved subcontractor shall execute a confidentiality and proprietary rights agreement in a form acceptable to ACS before beginning work relating to this Agreement.

     4.4 Facility Approval. Upon ACS's request, Prima Pharm shall assist ACS in obtaining FDA (and the approval of foreign counterparts to the FDA) approval for the manufacture of Products in the facility in which the Product subject to this Agreement will be manufactured pursuant to


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Article 5. ACS shall have no obligation to purchase any Products from Prima
Pharm until ACS receives final FDA approval of Prima Pharm's manufacturing facility. Prima Pharm shall advise ACS in writing immediately if an agent of any regulatory body having jurisdiction over the manufacture and/or marketing of the Product visits Prima Pharm's manufacturing facility, and shall specify what, if any, inquiry was made in respect of the Process or Product.

     4.5 Country of Origin Certification. Upon ACS's request, Prima Pharm will provide ACS with an appropriate certification stating the county of origin for the Product sufficient to satisfy the requirements of any applicable export licensing regulations and the custom authorities of the country to which ACS intends to ship the Product.

     4.6  Quality Assurance.

          4.6.1 Program. Prima Pharm agrees to assure the quality level of the Product through the use of a formal quality assurance program in conformance with industry standards. Such program shall require Prima Pharm to prepare and maintain written records sufficient to enable ACS to trace the history of each Product lot. During the term of the Agreement, ACS shall have the right to audit such quality assurance program, at its expense, during regular business hours.

          4.6.2 Certificates of Analysis. Prima Pharm shall test, or cause to be tested for conformance to the specifications then in effect, each lot of Product manufactured pursuant to this Agreement before delivery to ACS. A certificate of analysis for each batch delivered shall set forth the items tested, the specifications therefor, and the test results (the "Q.A. Data Sheet"). The Q.A. Data Sheet shall include at least the following information:
(i) manufacturing records, including an indication that all lot production and control records have been reviewed and approved by the appropriate quality control unit; (ii) Hyaluronidase assay data and results; (iii) tyrosine assay data and results; (iv) pyrogenicity data; (v) container closure integrity; (vi) sterility data; and (vii) pyrogen test results as per U.S.P. Prima Pharm shall send, or cause to be sent, such Q.A. Data Sheets, to ACS prior to each shipment of Products. As may be required by the FDA, ACS shall assume full responsibility for final release of each lot of Product and shall be responsible for all contact with the FDA in connection with the Product, except as relates to FDA inspection and approval of Prima Pharm's Product manufacturing facilities, for which Prima Pharm will be responsible.

     4.7 Permits. Prima Pharm shall obtain and maintain all licenses, permits and registrations necessary to manufacture the Products and supply the same to ACS hereunder.


                               ARTICLE 5 - SUPPLY

     5.1 Obligation to Supply. Subject to the terms and conditions of this Agreement, Prima Pharm shall sell Products to ACS which shall conform fully with the Product specifications listed in Exhibit B or otherwise in effect. Subject to the terms of this Agreement, Prima Pharm shall sell to ACS all Products ordered by ACS pursuant to this Agreement; provided, however, that ACS shall have no obligation to purchase any Products from Prima Pharm pursuant to this Section 5.1 unless

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(i) the Products conform to the specifications therefor set forth in Exhibit B or otherwise then in effect, (ii) meet the warranties set forth in Section 7.1, and (iii) Prima Pharm timely fills ACS's purchase orders and delivers Products to ACS pursuant to this Article 5. During the term of this Agreement following completion of scale up of the Process, Prima Pharm shall manufacture in accordance with GMP quantities of Product sufficient to meet ACS's orders.

     5.2 Non-Competition. During the term of this Agreement and for a period of three (3) years thereafter, Prima Pharm agrees that it shall not supply any third party directly or indirectly Products or Hyaluronidase or any derivative thereof which Prima Pharm knows such third party is using, selling, or distributing for ophthalmic applications.

     5.3 Price. During the term of this Agreement, the price paid by ACS for Products produced by Prima Pharm shall be as provided in Exhibit C attached hereto.

     5.4 Capacity. Prima Pharm shall make available to ACS for production of the Product sufficient capacity to satisfy at least fifty percent (50%) of ACS's Product requirements, and in no event shall such capacity be less than Three Hundred Fifty Thousand (350,000) vials of Product per year. In the event ACS desires Prima Pharm to increase the capacity dedicated to ACS, it must provide written notice to Prima Pharm specifying the date and desired increased level of capacity at least seven (7) months prior to the date at which such level of capacity is to be made available, and Prima Pharm shall make such capacity available on such date.

     5.5  Forecasts.

          5.5.1 Rolling Forecasts. During the term of this Agreement, ACS shall provide to Prima Pharm within ten (10) days of the beginning of each calendar quarter a rolling, non-binding forecast of ACS's anticipated requirements for Products for the following twelve (12) month period.

     5.5.2 Product Commitment. During the term of this Agreement, ACS agrees that it will order fifty percent (50%) of its Product requirements from Prima Pharm, provided that Prima Pharm is in full compliance with the terms of this Agreement.

     5.6 Orders for Products. ACS may initiate Product purchases under this Agreement by telephone contact, e-mail, fax or by submitting written purchase orders to Prima Pharm at the address first listed above, or such other address as may be specified by Prima Pharm. Any purchase order initiated by telephone or e-mail must be confirmed within ten (10) working days by a written purchase order. In the event of a conflict between the terms of this Agreement and the terms of a purchase order submitted by ACS to Prima Pharm in respect of a Product, the terms of this Agreement shall control.

     5.7 Acceptance. Prima Pharm shall acknowledge each purchase order in writing within ten (10) business days of receipt. Within such ten (10) day period, Prima Pharm may reject a purchase order which does not conform with the terms and conditions of this Agreement. Any


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rejection of a purchase order must be in writing. If a purchase order is neither confirmed nor rejected within ten (10) business days of receipt by Prima Pharm, it shall be deemed to have been accepted.

     5.8 Product Lead Times. To facilitate Prima Pharm's production scheduling, ACS will submit purchase orders for Products to Prima Pharm with a lead time of at least ninety (90) days prior to the specified delivery date with respect to Products ordered therein, and Prima Pharm shall deliver any such Products in accordance with the terms of the corresponding purchase order. For those Product purchase orders for which ACS fails to provide a lead time of at least ninety (90) days, Prima Pharm agrees to use its reasonable efforts to attempt to fill such orders by the delivery date specified therein by ACS, and in any such event shall promptly notify ACS of the date on which such Product shall be delivered. In the event ACS places a purchase order for Products specifying a delivery date of less than sixty (60) days from the date of such purchase order, and the same is accepted by Prima Pharm, or if ACS, subject to Sections 5.9 and 5.10, cancels or reschedules an order in accordance with the terms of this Article 5 fewer than sixty (60) days from specified delivery date therefor, ACS agrees to pay for any additional costs incurred by Prima Pharm in filing such orders, to the extent such costs are invoiced to ACS at the time the Product invoice therefor is issued, as provided in Section 5.13.

     5.9  Rescheduling.

          5.9.1 By ACS. ACS may reschedule delivery of shipments of Products covered by any purchase order as follows:

                    (a) for Products due to be delivered less than ninety (90) days from the date Prima Pharm receives ACS's notice of rescheduling, any such rescheduling must be mutually agreed;

                    (b) for Products due to be delivered between ninety (90) and one hundred twenty (120) days from the date Prima Pharm receives ACS's notice of rescheduling. ACS may reschedule delivery therefor one (1) time, subject to Paragraph 5.9.2; provided, however, that if after rescheduling delivery of such Products once, ACS again wishes to reschedule delivery, Prima Pharm must consent thereto; and

                    (c) for Products due to be delivered more than one hundred twenty (120) days after the date Prima Pharm receives ACS's notice of rescheduling, subject to Paragraph 5.9.2, ACS shall be free to reschedule such delivery at any time, provided that Prima Pharm must consent to any delivery rescheduled to occur within ninety (90) days of such notice of rescheduling.

          5.9.2 Limitations. In no event shall ACS have the right to reschedule delivery of any Products ordered hereunder for a delivery date later than nine (9) months after the date the purchase order corresponding thereto was accepted by Prima Pharm, and, unless canceled pursuant to Section 5.10, any Products ordered pursuant to a purchase order shall be delivered to ACS within nine (9) months from the date such purchase order was accepted by Prima Pharm.





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          5.9.3     Changes in Numbers. With respect to a purchase order
specifying more than one Product delivery date, ACS may increase or decrease the number of Products to be delivered on a specified delivery date, but only to the extent such change does not change the number of Products to be delivered on a delivery date specified in the corresponding purchase order by more than twenty-five percent (25%), unless otherwise mutually agreed. For any change in delivery dates made pursuant to this Paragraph 5.9.3, ACS shall, in addition to specifying changed delivery dates and the number of Products to be delivered, specify the corresponding decrease(s) or increase(s) in the number of Products to be delivered on the other dates specified in the corresponding purchase order.

     5.10 Cancellation or Reduction. ACS may cancel, in whole or in part, delivery of Products ordered pursuant to purchase orders submitted hereunder to Prima Pharm, or reduce the number of Products ordered; provided, however, that the delivery of any Product cannot be canceled without Prima Pharm's written consent within sixty (60) days of such Product's scheduled delivery date.

     5.11 Delivery. Prima Pharm shall make deliveries of the Products to the destination designated by ACS in its purchase order on the date requested in such purchase order, provided such requested delivery date is at least sixty
(6) days after the date of such purchase order, unless (i) ACS indicates a later delivery date on the purchase order, or (ii) ACS notifies Prima Pharm in writing requesting delayed delivery of such Products.

     5.12 Packaging and Shipping. Products shall be supplied to ACS in lots (a) allocated as requested by ACS in its purchase order for such Products, and (b) contained within airtight and moisture proof Type 1 glass containers, and (c) packaged in low temperature containers of a type approved in writing in advance by ACS. Each such glass container shall be individually labeled. In accordance with GMPs, Prima Pharm will label each vial of Product with a permanent, non-erasable label containing only that information which ACS directs Prima Pharm to include, it being understood that ACS retains the right to provide such labels to Prima Pharm, and in the event ACS so provides such labels, Prima Pharm agrees to apply them to each vial of Product ordered by ACS hereunder. Each such glass container shall be resealable and protected from light and breakage. All Products subject to this Agreement shall be suitably packed for shipment in containers adequate to insure safe arrival of such goods at ACS's designated Delivery Point, and delivered to a carrier or forwarding agent chosen by ACS. Prima Pharm shall mark all containers with necessary lifting, handling and shipping information, purchase order numbers, and date of shipment. An itemized packing list must accompany each shipment. In the event that ACS requests special packaging or finishing for any Product ordered hereunder, ACS shall pay the incremental cost for such special packaging or finishing; provided, however, that Prima Pharm agrees to include any special documentation regarding the Products requested by ACS at no additional charge. Shipment will be F.O.B. the Delivery Point. All shipping papers and/or invoices shall include the purchase order number and lot numbers of Products shipped. A copy of the Q.A. Data Sheet for each Product lot in a shipment shall accompany such shipment. A second copy of such certificate of analysis shall be separately sent to ACS.

     5.13 Payment. Prima Pharm shall issue ACS individual invoices for each lot of Product produced and shipped. Each such invoice, or billing statement accompanying the invoice, shall


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

separately list the purchase order number, product descriptions, the number vials of Product shipped, and the number of vials containing different quantities of Product, the individual and total prices therefore, and any special packaging or finishing charges. ACS shall pay each invoice within thirty (30) days of the date of such invoice or the delivery date, whichever is later. Payment of an invoice shall not constitute implied acceptance of Products listed thereon.

     5.14 Payment Method. ACS shall, at its discretion, make payment for Products to Prima Pharm by check or by wire transfer to an account specified by Prima Pharm.

     5.15 Taxes. ACS shall not be responsible for the payment of any excise, sales, use, value added, withholding or other taxes, tariffs or duties that may be applicable to the transfer of products to ACS hereunder, all of which shall be Prima Pharm's responsibility.

                         ARTICLE 6 - RECEIPT OF PRODUCT

     6.1 Rejection. ACS shall have sixty (60) days following its receipt of a shipment of Products to reject such Products on the grounds that all or part of the shipment fails to conform to the applicable specifications or otherwise fails to conform to the warranties given by Prima Pharm in Section 7.1, which rejection shall be accomplished by giving written notice to Prima Pharm specifying the manner in which all or part of such shipment fails to meet the foregoing requirements. ACS reserves the right to reject any unauthorized early or over/shipment of Products received without prior written approval from ACS. If ACS rejects a shipment before the date on which payment therefor is due, it may withhold payment for such shipment or the rejected portion thereof. All shipments or portions thereof not rejected by ACS before payment is due hereunder shall be paid for in accordance with Section 5.13. The warranties given by Prima Pharm in Section 7.1 shall survive any failure to reject by ACS under this Section 6.1.

     6.2 Defects and Recalls.

          6.2.1 Latent Defects. It is recognized that it is possible for a shipment of Products to have defects ("defects" meaning that such Products fail to conform to the applicable specifications or otherwise fail to conform to the warranties given by Prima Pharm under Section 7.1) which would not be discoverable upon reasonable physical inspection or testing (the "Latent Defects"). As soon as either party becomes aware of a Latent Defect in any lot of Products, it shall immediately notify the other party, and the lot or batch involved, at ACS's election, shall be deemed rejected as of the date of such notice. In the event of a rejection by ACS under this Section 6.2 due to a Latent Defect attributable to Prima Pharm, Prima Pharm shall refund all monies paid for such Products to the extent such Products have not been sold by ACS. To the extent such Products have been sold by ACS, Prima Pharm shall reimburse ACS for its acceptance of returns from its customers. At its election, ACS may recover amounts to which it may become entitled under this Section 6.2 by offsetting such amounts from amounts then due or that may subsequently become due to Prima Pharm.


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          6.2.2 Product Recalls. In the event: (a) any government authority issues a request, directive, or order that the Product, or a lot or lots thereof, be recalled; (b) a court of competent jurisdiction orders such a recall; or (c) ACS reasonably determines that the Product, or a lot or lots thereof, should be recalled because the Product does not conform to specifications or is found to contain a Latent Defect, the parties shall take appropriate corrective action. In no event shall Prima Pharm be responsible for regulatory compliance in connection with any recall, except to the extent required hereunder or by law. All costs and expenses incurred in connection with a recall shall be the responsibility of ACS, unless caused solely by the negligence, willful act or omission, or breach hereof by Prima Pharm.

     6.3 Disposal. All Products rejected by ACS under Section 6.1 or 6.2 may be returned by ACS to Prima Pharm at Prima Pharm's expense. ACS shall give Prima Pharm reasonable prior notice of such return. Within thirty (30) days of ACS's request, Prima Pharm shall refund to ACS all amounts paid by ACS to return such rejected Products to Prima Pharm or, with the agreement of the parties, credit such amount to ACS against future purchases of Products.

     6.4 Samples and Lot Records. Prima Pharm shall prepare and maintain lot records and an archival sample, properly stored, from each lot of Products manufactured and shipped hereunder sufficient to perform each quality control test identified in the specifications at least twice. Prima Pharm shall comply with all requirements of 21 C.F.R. Section 211.180 in preparing and maintaining lot records and with the requirements of 21 C.F.R. Section 211.170 in maintaining and storing samples.

     6.5 Presence at Facility. During the term of this Agreement, ACS shall have the right from time to time to have a reasonable number of representatives of ACS selected by ACS to be present at the Prima Pharm facilities at which Products are being manufactured; provided, however, that such representatives shall (i) not interfere in the other activities being carried out at the facility, and (ii) observe all rules and regulations applicable to individuals employed at the facility. The presence of ACS's representative(s) shall in no way relieve Prima Pharm of any of its obligations under this Agreement.

     6.6 Inspections by Government Agencies. Prima Pharm shall promptly notify ACS of any inspections by federal or national; state, province, or regional; or local regulatory representatives (including, without limitation, FDA, EPA, EEOC, OSHA, similar state agencies or building code inspectors) of any facility at which Products are being or will be manufactured, and shall so cause the supplier(s) of Bulk Material to do the same, and shall send ACS copies of the results of any such inspections, including actions taken by Prima Pharm or any other entity to remedy conditions cited in such inspections. Without limiting the generality of the foregoing, Prima Pharm shall provide, and cause the supplier(s) of Bulk Material to provide, ACS with copies of any written inspection reports issued by such agencies and all correspondence between Prima Pharm or the Bulk Material to do the same, and the agency involved, including, but not limited to, FDA Form 483 and all correspondence relating thereto. Prima Pharm shall permit, and cause Bulk Material Suppliers to permit, the FDA to conduct whatever inspections of the facilities at which Products or Bulk Material are to be manufactured as the FDA may reasonably request in connection with ACS's obtaining and maintaining market approval for the Products, and shall cooperate fully with the FDA during any such inspections.

Prima Pharm shall give, and cause the supplier(s) of Bulk Material to give, ACS prompt written notice of any such inspections and allow representatives of ACS to be present at such facilities during any such inspections.

                   ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

     7.1 PROCESS AND PRODUCTS WARRANTIES. Prima Pharm warrants and represents that:

          7.1.1 all Products sold by Prima Pharm to ACS hereunder shall (i) comply with the specifications for such Products, (ii) conform with the information shown on the Q.A. Data Sheet provided for the particular shipment, and (iii) not contain any Latent Defect attributable to Prima Pharm;

          7.1.2 none of the Products sold hereunder shall be adulterated or misbranded within the meaning to ACS of the United States Food, Drug, and Cosmetic Act, as amended and in effect at the time of shipment (the "Act"), or within the meaning of any state or municipal laws in the United States applicable to the Products and containing terms with substantially similar meanings as the meaning of adulteration or misbranding under the Act; provided, however, that this Paragraph 7.1.2 shall not apply to, and Prima Pharm shall have no responsibility for, misbranding caused directly by ACS as a result of labels or package texts specified or provided by ACS for the Products;

          7.1.3 all Products delivered to ACS hereunder shall have been manufactured within eight (8) weeks prior to receipt by ACS;

          7.1.4 Prima Pharm, all Products sold by Prima Pharm to ACS hereunder, and all facilities used by Prima Pharm to manufacture the Products hereunder shall meet all United States regulatory requirements for commercialization, including, without limitation, compliance with then current GMPs, demonstration of commercial production capability, and demonstration of acceptable stability of such Products; all ISO 9000 regulatory requirements.

          7.1.5 Prima Pharm will provide written notice to ACS of any proposed alterations to the Process; provided, however, that under no circumstances shall any such alteration be implemented without ACS's express prior written consent.

          7.1.6 title to all Products sold hereunder shall pass to ACS as provided herein free and clear of any security interest, lien, or other encumbrance; and

          7.1.7 the Products sold by Prima Pharm to ACS hereunder shall have been manufactured, packaged, and stored in facilities which are approved by the FDA at the time of such manufacture, packaging, and storage, to the extent such approval is required by law or regulation.

     7.2 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 7, PRIMA PHARM MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO

THE PRODUCTS, AND PRIMA PHARM HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF
MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

     7.3 Authority. Prima Pharm represents and warrants on a continuing basis that it: (a) has the right to enter this Agreement, is a corporation duly organized, validly existing, and in good standing under the laws of the state in which it is incorporated; (b) has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) it has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder including approval of the execution of this Agreement by the requisite number if disinterested directors; (d) any employee or other personnel affiliated with Prima Pharm who will be involved in development of the Process, its scale-up and/or the manufacture of Products has executed a proprietary information and technology agreement in favor of Prima Pharm, pursuant to which such employee or other personnel is obligated to assign his/her entire right, title, and interest in and to any invention, discovery, technology, or related intellectual property conceived of, reduced to practice or otherwise developed in the course of their employment to Prima Pharm; and (e) has not and will not during the term of this Agreement enter into any agreement which conflicts with or which will result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which Prima Pharm is a party.

     7.4 Effect of Product Warranty.

          7.4.1 Options. If any Product purchased hereunder does not meet the warranties specified herein or otherwise applicable, ACS may, at its option and subject to Section 7.5 (i) require Prima Pharm to replace or correct at no cost to ACS any non-conforming Products, (ii) return any non-conforming Products to Prima Pharm and recover from Prima Pharm the full purchase price paid in respect thereof, or (iii) replace non-conforming Products itself and charge Prima Pharm the reasonable cost of such correction. The foregoing remedies are in addition to all other remedies at law or in equity or under this Agreement and shall not be deemed to be exclusive thereof.

          7.4.2 No Waiver. No inspection or acceptance, approval, acquiescence, or payment by ACS with respect to non-conforming Products shall relieve Prima Pharm from any portion of its warranty obligations hereunder, nor shall waiver by of any specification requirement for one or more Products constitute a waiver of such requirements for remaining Products unless expressly agreed by ACS in writing.

     7.5 Warranty Procedures. Subject to Section 7.4 above, ACS may send non-conforming Products (or Products with Latent Defects) covered by the foregoing warranties to Prima Pharm's facility at the address specified herein. ACS shall request authorization from Prima Pharm prior to the return of each non-conforming Product for repair or replacement by Prima Pharm. Upon such request, Prima Pharm shall provide ACS with a return Authorization (RA) number to be prominently displayed on the shipping container for the non-conforming vial(s) of Product. Once ACS receives an

RA number for any non-conforming Product, ACS may ship such Product to Prima Pharm's facility, at Prima Pharm's expense, in its original shipping container of equivalent protective constitution. If an RA number in respect of such a non-conforming Product is requested by ACS during the applicable warranty period, Prima Pharm shall, at its sole expense, replace the defective or non-conforming Products upon receipt form ACS, and shall ship the replaced Products to ACS in accordance with Section 5.12. Upon receipt of any replaced Product, ACS shall be entitled under Article 6 to inspect and reject any such Product failing to conform to the warranties set forth in Section 7.1.

     7.6  Indemnification.

          7.6.1 By Prima Pharm. Subject to Paragraph 7.6.3, in the event of a breach of the representatives and warranties under this Article 7 by Prima Pharm, Prima Pharm shall indemnify, defend, and hold ACS, it directors, officers, employees, agents, distributors, and customers harmless from and against all liabilities, damages (including personal injury and property damage), expenses, and costs (including reasonable attorney's and other professional fees) arising or resulting therefrom.

          7.6.2 By ACS. Subject to Paragraph 7.6.3, ACS shall indemnify, defend, and hold Prima Pharm, its directors, officers, employees, and agents harmless from and against all liabilities, damages, (including personal injury and property damage) expenses, and costs (including reasonable attorney's and other professional fees) resulting from personal injury, property damage, or any other loss irrespective of the theory of liability, relating to or arising from the use or sale of Products by ACS, its Affiliates, sublicenses, or distributors, unless and to the extent such injury or damage is attributable to the acts or omissions of Prima Pharm, or results from a breach of the representations and warranties under this Article 7 by Prima Pharm.

          7.6.3 Notification. The parties shall promptly notify each other of any claim or suit with respect to which indemnification is sought hereunder; provided, however, that if such notification is provided to the party from whom indemnification is sought after such time as the rights of the indemnifying party have been prejudiced by the passage of time, the provisions of this
Section 7.6 shall not apply to any such claim or suit. The party seeking indemnification shall permit the indemnifying party to assume control of the defense, including settlement, of such claims or suits, at the expense of the indemnifying party. During the course of any proceeding for which indemnification is provided hereunder, the indemnified party shall cooperate with the indemnifying party, upon request by the indemnifying party. No settlement or compromise shall be binding on a party hereto without such party's prior written consent, and such consent shall not be unreasonably withheld.

     7.7 Limitation of Liability. IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES SUFFERED BY THE OTHER PARTY ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND IRRESPECTIVE OF THE THEORY OF LIABILITY.

                   ARTICLE 8 - INTELLECTUAL PROPERTY: LICENSE

     8.1 Ownership. ACS shall own the Process and any and all methods, machines, articles of manufacture, compositions of matter, other inventions, discoveries, works of authorship, computer programs, show-how, know-how, trade secrets and other intellectual property (whether or not patentable or copyrightable) conceived, reduced to practice, authored, discovered or developed by or on behalf of Prima Pharm in connection with the development of the Process of the manufacture of Products hereunder (the "Intellectual Property" and Prima Pharm shall promptly notify ACS in writing of any such Intellectual Property. Prima Pharm hereby assigns its entire worldwide right, title, and interest in and to any such Intellectual Property to ACS. In the even that ACS elects to file patent applications with respect to the Intellectual Property, Prima Pharm shall cooperate fully with ACS in such filing, and shall execute such documents and take such other actions as ACS requests, and Prima Pharm shall cooperate with and assist ACS, as requested by and at the expense of ACS, to evidence, perfect, enforce, and defend such Intellectual Property and ACS's ownership thereof.

     8.2 Prima Pharm Employees. Prima Pharm will require any and all of its employees involved in the development of the Process, its scale-up, or the manufacture of Products hereunder to enter into a written agreement acceptable to ACS, assigning and transferring to Prima Pharm or ACS all of the employee's right, title, and interest in all Intellectual Property conceived, reduced to practice, authored, discovered or developed by such employee and which relates to the subject matter of this Agreement, and to otherwise assist ACS as contemplated in Section 8.1 above.

     8.3 License. ACS hereby grants to Prima Pharm a fully paid, non-transferable, non-exclusive license under the Intellectual Property to make, use, and sell products, other than Products, for any purpose other than opthalmic applications; it being understood that with respect to Products, Prima Pharm shall manufacture and sell the same only for the account of ACS. Except as expressly granted herein, ACS retains all rights in respect of the Intellectual Property.

                          ARTICLE 9 - CONFIDENTIALITY


     9.1 Confidentiality. Except as expressly authorized hereunder, Prima Pharm shall not use for any purpose, or disclose to any third party, any Intellectual Property, or any information regarding the Process, the development of the Process and the use of the Process to manufacture Products, except as expressly provided in this Agreement. All such information and/or Products shall be ACS Confidential Information (as defined in Section 9.2 below) subject to this Article 9. Prima Pharm shall require each of its employees which will be involved in the development of the Process or the manufacture of Products hereunder to enter a confidentiality agreement with ACS, in a form acceptable to ACS, and in any event Prima Pharm shall use its best efforts to maintain the confidentiality of all information described in this Article 9.

     9.2 Confidential Information. The parties may from time to time disclose to each other Confidential Information. "Confidential Information" shall mean any proprietary information owned by a party or which a party controls which is disclosed to the other party hereto which is designated as confidential at the time of disclosure or is otherwise identified as Confidential Information. Nothing contained in this Article 9 shall prevent either party from disclosing any Confidential Information of the other party to
(i) regulatory agencies for the purpose of obtaining approval to distribute and market the Products; provided, however, that all reasonable steps are taken to maintain the confidentiality of such Confidential Information to be disclosed;
(ii) accountants, banks, or another financing source (or their advisors), or in connection with a merger, acquisition or securities offering, subject in each case to the recipient entering into an agreement to protect such Confidential Information from disclosure; or (iii) is required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement has provided has provided written notice to the other party promptly upon receiving notice of such requirement in order to enable the other party to seek a protective order or otherwise prevent disclosure of the other party's Confidential Information.

      9.3 Process Disclosures. Unless required pursuant to the terms of this Agreement or otherwise requested by ACS in writing: (i) Prima Pharm shall not disclose to any third party any Confidential Information relating in any way to the Process or ACS's business; and (ii) all disclosures by Prima Pharm of ACS Confidential Information with respect to the Product or Process shall be made to a third party only after ACS has agreed in writing to such disclosure and the third party to whom such disclosure is to be made has agreed in writing to be bound by the terms of a confidentiality agreement reasonably acceptable to ACS, and which names ACS as an intended third party beneficiary thereof.

                       ARTICLE 10 - TERM AND TERMINATION

      10.1 Term. Unless earlier terminated, this agreement shall continue in full force and effect until the fifth anniversary of the Effective Date. The parties may renew or otherwise extend this Agreement for an additional period upon the agreement of the parties.

      10.2  Termination for Cause. This Agreement may be terminated:

      10.2.1 by either party, upon a material breach of this Agreement by the other party, upon sixty (60) days' prior written notice to the breaching party, which notice shall become effective at the end of the sixty (60) day period; provided, however, that prior to the effective date of such termination, the breaching party shall have the right to cure any such breach, and if the breaching party timely cures such breach, this Agreement shall not terminate.

      10.2.2 by either party upon thirty (30) days notice, if the other party becomes the subject of a voluntary on involuntary petition for bankruptcy or any proceeding relating to insolvency, receivership, or liquidation, if such proceeding is not dismissed with prejudice within thirty (30) days after any such filing.

      10.3 Effect of Termination or Expiration.

            10.3.1 Accrued Rights and Obligations. In the event of termination or termination or expiration of this Agreement, the provisions hereof shall continue to apply to all purchase orders accepted by Prima Pharm prior to the effective date of such termination or expiration, and Prima Pharm shall honor any such purchase order(s) and deliver to ACS such Products corresponding to such purchase orders, and ACS shall pay Prima Pharm the purchase price therefor as provided herein. Termination or expiration of this Agreement shall not relieve or release either party from making payments for obligations accrued prior to such termination. In the event Prima Pharm terminates for cause, ACS shall also be responsible for payment in respect to raw materials, work-in-progress, and finished Products made by Prima Pharm and for which purchase orders corresponding thereto have been accepted by Prima Pharm prior to such termination.

            10.3.2 Return of Confidential Information. Upon any termination or expiration of this Agreement, Prima Pharm shall promptly return to ACS any Confidential Information received from ACS prior to such termination or expiration, and Prima Pharm shall no longer be entitled to use any Confidential Information of ACS for any purpose.

      10.4 No Liability For Expiration. ACS will not, by reason of the expiration of this Agreement, be liable to Prima Pharm for compensation, reimbursement, or damages on account of any residual inventory of materials (including Bulk Material) purchased by Prima Pharm for the manufacture of Product, for which no purchase order was accepted by Prima Pharm prior to such expiration or termination.

      10.5 Survival. The provisions of Articles 7, 8, 9, and 11, Sections 1.2, 5.2, 6.2, 6.4, 10.3, 10.4, and 10.5, and Paragraph 3.1.6 shall survive the termination or expiration of this Agreement.

                           ARTICLE 11 - MISCELLANEOUS

      11.1 Governing Law. The Agreement shall be governed by the laws of the state of California, without reference to conflicts of law principles.

      11.2 Arbitration. If a dispute arises between the parties relating the interpretation or performance of this Agreement or the grounds for the termination thereof, representatives of the parties with decision-making authority shall meet to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within thirty (30) days after such meeting the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"), by one (1) arbitrator in Orange County, California. Such arbitrator shall be selected by the mutual agreement of the parties, or failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrator will be instructed to prepare and deliver a written, reasoned opinion stating his decision within thirty (30) days of the completion of the arbitration. Such arbitration shall be concluded within nine (9) months following the filing of the initial request for arbitration. The parties shall bear the costs of arbitration equally and shall bear their own expenses, including professional fees. The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction.

     11.3 Notices. Any notice or report required or permitted to be given or made under this Agreement by either party shall be in writing and delivered to the other party at its address indicated above (or to such other address as a party may specify by notice hereunder) by courier or by registered or certified airmail, postage prepaid, or by facsimile; provided, however, that all facsimile notices shall be promptly confirmed, in writing, by registered or certified airmail, postage prepaid. All notices shall be effective as of the date received by the addressee.

     11.4 Force Majeure. Neither party will be liable for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by acts of God, fire, war, embargo, riots, strikes or other similar cause outside the control of the party whose performance is affected thereby.

     11.5 Non-Waiver. Any waiver of the terms and conditions hereof must be explicitly in writing. The waiver by either of the parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

     11.6 Severability. Should any Article, Section, or Paragraph of this Agreement, or any portion of any of the foregoing, be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such Article, Section, Paragraph, or portion thereof shall be validly reformed so as to approximate the intent of the parties as nearly as possible and, if practicable, shall be deemed divisible and the invalid portion deleted with respect to such jurisdiction, but the Agreement shall not otherwise be affected.

     11.7 Independent Contractors. The relationship of the parties under the Agreement is that of independent contractors. Neither party shall be deemed to be the agent of the other, and neither is authorized to take any action binding upon the other.

     11.8 Assignment. This Agreement may not be assigned by Prima Pharm without the prior written consent of ACS. ACS may assign this Agreement, and the rights granted herein, to a third party who agrees to be bound by the terms hereof.

     11.9 Publicity. Should a party be required by law to make a public disclosure about this Agreement, then the party so required may do so; provided, however, that it gives at least three (3) business days' prior written notice to the other party. Otherwise, neither party shall issue any press release or other public disclosure about this Agreement or its terms without the prior written consent of the other party.

      11.10 Trademarks. ACS, in its sole discretion, shall select the trademarks, trade names and trade dresses to be used in connection with the Products and all such trademarks, trade names and trade dresses shall be and become the exclusive property of ACS. Prima Pharm shall use said trademarks, trade names and trade dresses for the sole purpose of manufacturing the Products for sale to ACS and at no time shall adopt any trademark, trade name or trade dress that may be confusingly similar therewith. Prima Pharm shall acquire no rights in and to any trademarks, trade names and trade dresses selected by ACS under this Section 11.10.

      11.11 Financial Statements. Prima Pharm shall provide to ACS on an annual basis a copy of its annual financial statements.

      11.12 Entire Agreement. The terms and provisions contained in the Agreement, including the Exhibits hereto, constitute the entire agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof. ACS shall not have any other obligations to Prima Pharm other than as specifically and expressly provided herein. No agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless set forth in a writing which specifically refers to the Agreement signed by duly authorized officers or representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

      11.13 Counterparts and Headings. The Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. All headings in the Agreement are inserted for convenience of reference only and shall not affect its meaning of interpretation.

      IN WITNESS WHEREOF, Prima Pharm and ACS have executed the Agreement in duplicate as of the day and year first above written.

ADVANCED CORNEAL SYSTEMS, INC.            PRIMA PHARM INC.


By: /s/ John H. Parish                    By: /s/ [SIGNATURE ILLEGIBLE]
   ---------------------------------         ----------------------------------
     Title: COO                                Title: President and CEO


Date:  12/19/96                           Date:  1-2-97
     -------------------------------           --------------------------------

                                   EXHIBIT A

                        SPECIFICATIONS FOR HYALURONIDASE

                                  Bulk Supply

1.   Microbioload of Hyaluronidase:

     a.   No E. coli Contamination;

     b.   No Salmonella Contamination; and

     c. Total Microbial contamination less than 10(3) organisms/grams of Hyaluronidase.

2. Tyrosine Content not to exceed 0.25ug for every U.S.P. Unit of Hyaluronidase.

3. Level of pyrogen in bulk Hyaluronidase not to exceed an amount to be determined by ACS and provided to Prima Pharm in writing.

4. Hyaluronidase Activity to Exceed 5000 Units of activity/mg of lyophilized Product.

5.   To be Supplied in Frozen Form.

                      Specifications for Phosphate Buffer
                    and Lactose + U.S.P. Water for Injection

1. All materials to be U.S.P. certified and meet or exceed all applicable U.S.P. specifications.

                                   EXHIBIT B

                       SPECIFICATIONS FOR FINAL PRODUCTS

Product 1 - For application to the Vitreous Humor

1. 8,000 Units of Hyaluronidase/vial (specifications to be finalized within sixty (60) days of the Effective Date).

2.   Tyrosine content less than 0.25ug/Unit of Hyaluronidase.

3.   Pyrogen Test - meets or exceeds U.S.P. requirement.

4.   Sterility test - meets or exceeds U.S.P. Sterility Requirements.

5.   Container Closure Integrity test - Passes set requirements.

6. Vacuum Test - Seal Integrity of container to maintain vacuum at or below conditions to be determined by ACS and provided to Prima Pharm in writing.

7. Level of water content in the lyophilized product not to exceed seven percent (7%).


Product 2 - For Corneaplasty

1. 11,000 Units of Hyaluronidase/vial (specifications to be finalized within sixty (60) days of the Effective Date).

2.   Tyrosine content less than 0.25ug/Unit of Hyaluronidase.

3.   Pyrogen Test - meets or exceeds U.S.P. requirement.

4.   Sterility test - meets or exceeds U.S.P. Sterility Requirement.

5.   Container Closure Integrity test - Passes set requirements.

6. Vacuum Test - Seal Integrity of container to maintain vacuum at or below conditions to be determined by ACS and provided to Prima Pharm in writing.

7. Level of water content in the lyophilized product not to exceed seven percent (7%).

                                   EXHIBIT C

                                PRODUCT PRICING


      The parties agree that the prices listed in this Exhibit C shall be based on cumulative totals of Products ordered in the twelve (12) month period immediately preceding that in which the purchase order corresponding to the particular Products ordered therein was received by Prima Pharm, unless otherwise agreed by the parties.

         12 MONTH CUMULATIVE TOTAL              PRICE PER VIAL
            OF PRODUCTS ORDERED          VITRASE(TM)     CORNEAPLASTY
         -------------------------       ----------------------------
            0 - 100,000 vials              $10.50           $10.50
      100,001 - 125,000 vials               $9.45            $9.45
      125,001 - 150,000 vials               $9.00            $9.00
      150,001 - 175,000 vials               $8.00            $8.00
      > 175,000 vials